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                                                                   EXHIBIT 3.133

                                                            STATE OF DELAWARE
                                                         314 SECRETARY OF STATES
                                                        DIVISION OF CORPORATIONS
                                                       FILED 10:00 AM 06/29/1999
                                                           991264622 - 3062901

                          CERTIFICATE OF INCORPORATION

                                       OF

                        PEABODY SOUTHWESTERN COAL COMPANY

                                    * * * * *

         1. The name of the corporation is Peabody Southwestern Coal Company.

         2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares of stock which the corporation shall have authority to issue is: One Thousand (l,000) and the par value of each of such shares is Ten Dollars and Zero Cents ($10) amounting in the aggregate to Ten Thousand Dollars and Zero Cents ($10,000).

         At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

         The holders of Common shall, upon the issuance or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the board of directors shell prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holding of Common Stock, at such price or prices as the board of directors may from time to time fix and as may be permitted by law.

         5. The name and mailing address of each incorporator is as follows:

         NAME                              MAILING ADDRESS

         M. A. Brzoska        1209 Orange Street, Wilmington, DE 19801

         L. J. Vitalo         1209 Orange Street Wilmington, DE 19801

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         The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

         NAME                                 MAILING ADDRESS

Douglas A. Wagner          701 Market St., 9th Floor, St. Louis, MO 63101

Kenneth K. Pauling         701 Market St., 9th Floor, St. Louis, MO 63101

Richard M. Whiting         701 Market St., 9th Floor, St. Louis, MO 63101

         6. The corporation is to have perpetual existence.

         7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

         9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyally to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

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         WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the Slate of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 28th day of June, 1999.

                                        /s/ M.A. Brzoska
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                                            M.A. Brzoska

                                        /s/ L.J. Vitalo
                                        ----------------------------------------
                                            L.J. Vitalo

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